EXHIBIT 21.1

Subsidiaries

	State of		Abbreviated
Name of Entity(1)	Incorporation	Relationship	Reference
Players Network	Nevada	Parent(1)	Players
Green Leaf Farms Holdings, Inc.(2)	Nevada	Subsidiary	GLFH
Green Leaf Medical, LLC(3)(4)	Nevada	Subsidiary(3)	GLML

(1) All entities are in the form of Corporations, with the exception of GLML, which is a Limited Liability Corporation.

(2) Players Network owns 83% of Green Leaf Farms Holdings, Inc. and Officers of Players Network, Mark Bradley and Michael Berk, own 3% and 1%, respectively.

(3) Green Leaf Medical, LLC is a wholly owned subsidiary of Green Leaf Farms Holdings, Inc.

(4) Entity formed for prospective purposes, but has not incurred any income or expenses to date.